EXHIBIT 99.1

FEDERATED DEPARTMENT STORES, INC.

Contacts:
Media - Jim Sluzewski
513/579-7764

Investor - Susan Robinson
513/5797780

FOR IMMEDIATE RELEASE

FEDERATED REPORTS THIRD QUARTER EARNINGS OF

$1.78 PER DILUTED SHARE FROM CONTINUING OPERATIONS

Diluted EPS is 36 cents, excluding gain from sale of receivables and one-time integration costs

    CINCINNATI, Ohio, November 9, 2005 - Federated Department Stores, Inc. today reported diluted earnings per share from continuing operations of $1.78 for the third quarter of 2005, ended Oct. 29. This compares to diluted earnings per share of 42 cents in the same 13-week period last year.

    Federated's sales and earnings for September and October 2005 include results of The May Department Stores Company, which was acquired Aug. 30, 2005. Sales and earnings from the company's Bridal Group division, which the company intends to divest, is being treated as a discontinued operation.

    Included in the 2005 third quarter are a one-time pre-tax gain of $480 million ($384 million after tax, or $1.58 per diluted share) on the sale of receivables to Citigroup and pre-tax integration costs of $63 million ($39 million after tax, or $.16 per diluted share) related to the May Company merger.

    Excluding these items, earnings per diluted share from continuing operations were 36 cents for the third quarter of 2005. This exceeded previous guidance of 20-25 cents per diluted share in part because of a gain of approximately $10 million or $.03 per diluted share related to Federated's portion of the Visa/MasterCard antitrust litigation settlement. Additionally, operating performance has exceeded expectations since previous guidance was provided, particularly in the former May Company divisions.

    For the first three quarters of 2005, Federated reported earnings per diluted share from continuing operations of $3.57, compared to $1.38 a share in the same period of 2004. Excluding the gain on sale of receivables of $1.95 per diluted share and integration costs of $.20 per diluted share, earnings per diluted share for the first three quarters of 2005 were $1.82.

    Terry J. Lundgren, Federated's chairman, president and chief executive officer, said the company was pleased with its third quarter and year-to-date earnings performance, which were achieved in spite of a number of potentially distracting events, including major hurricanes and the initial stages of merger integration with May Company.

Sales

    Sales in the third quarter totaled $5.785 billion, an increase of 64.1 percent compared to sales of $3.525 billion in the same period last year. On a same-store basis, Federated's third quarter sales were up 0.6 percent.

    For the year to date, Federated's sales totaled $13.049 billion, an increase of 22.5 percent from sales of $10.656 billion in the same period last year. On a same-store basis, Federated's sales for the first 39 weeks of 2005 were up 1.4 percent.

    In the third quarter, the company opened seven new department stores - three Foley's in San Antonio and Dallas, TX, and Loveland, CO; one Hecht's in North Charlotte, NC; one Kaufmann's in Columbus, OH; one Macy's and one Robinsons-May in Simi Valley, CA. One Macy's store was closed in Kokomo, IN. The company's bridal group opened 12 stores in September and October, including five David's Bridal and seven After Hours Formalwear locations. One After Hours store was closed.

    Five Macy's stores in south Florida and New Orleans will remain closed from damage related to Hurricanes Wilma and Katrina through the remainder of 2005. These locations accounted for $59 million in sales in the fourth quarter of 2004.

Operating Income

    Federated's operating income totaled $701 million or 12.1 percent of sales for the quarter ended Oct. 29, 2005, compared to operating income of $175 million or 5.0 percent of sales for the same period last year.

    The company's operating income for the first 39 weeks of 2005 was $1.244 billion or 9.5 percent of sales, compared to $637 million or 6.0 percent of sales in the same period of 2004.

    Federated's operating income includes a pre-tax gain of $480 million on the sale of receivables to Citigroup and integration costs of $63 million in the third quarter this year. In the same period last year, Federated's operating income included $36 million in store closing, centralization and consolidation costs. On a year-to-date basis, these items increased operating income by $417 million this year, compared to a reduction of $86 million for the same period last year.

Cash Flow

    Cash flow in the quarter was impacted by two major transactions: the acquisition of May Company on Aug. 30 and the sale of proprietary and Visa accounts receivable to Citigroup on Oct. 24. The May

    Company acquisition was funded with $1.1 billion cash on hand and $4.6 billion in short-term borrowings. Pretax proceeds from the sale of the credit receivables, after elimination of $1.2 billion in receivables backed debt, was used to pay down $2.8 billion in short-term borrowings.

    The company repurchased no shares of its common stock in the third quarter.

Fourth Quarter Expectations

    The company's guidance for the fourth quarter is unchanged. Federated continues to anticipate same-store sales for the fourth quarter to increase 1 to 2 percent over last year. Earnings of $2.00 to $2.20 per share are expected from continuing operations for the fourth quarter of fiscal 2005. Excluding integration-related pre-tax costs of $100 million to $150 million, the company expects fourth quarter earnings from continuing operations of $2.35 to $2.45 per share.

    All statements in this press release that are not statements of historical fact are forward-looking statement disclaimers within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Federated's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

    Federated, with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with 2004 sales of more than $15.6 billion. With the May Company's more than 490 department stores and 720 bridal and formalwear stores in 49 states, the District of Columbia and Puerto Rico, Federated operates nearly 950 department stores and more than 700 bridal and formalwear stores in 49 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, Lord & Taylor, L.S. Ayres, Marshall Field's, Meier & Frank, Robinsons-May, Strawbridge's, The Jones Store, David's Bridal, After Hours Formalwear and Priscilla of Boston. The company also operates macys.com and Bloomingdale's By Mail.

(NOTE: Additional information on Federated is available on the Internet at www.fds.com/pressroom. A webcast of Federated's third quarter earnings call with analysts will be held beginning at 10:30 a.m. ET on Wednesday, Nov. 9. Pre-registration is requested. Those unable to access the webcast at www.fds.com may call 1-800-347-3350 to listen to the audio in real time. The webcast will be archived for replay beginning approximately two hours after the conclusion of the live call.)

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)
	13 Weeks Ended		39 Weeks Ended
	October 29,	October 30,	October 29,	October 30,
	2005	2004	2005	2004

Net sales	$ 5,785	$ 3,525	$ 13,049	$10,656

Cost of sales (Note 2)	3,446	2,121	7,748	6,355

Percent to sales	59.6%	60.2%	59.4%	59.6%

Gross margin	2,339	1,404	5,301	4,301

Percent to sales	40.4%	39.8%	40.6%	40.4%

Selling, general and administrative expenses (Note 3)	(2,055)	(1,229)	(4,474)	(3,664)

Percent to sales	(35.5%)	(34.8%)	(34.3%)	(34.4%)

May business integration and consolidation expenses (Note 4)	(63)	-	(63)	-

Percent to sales	(1.1%)	-	(.5%)	-

Gain on the sale of accounts receivable (Note 5)	480	-	480	-

Percent to sales	8.3%	-	3.7%	-

Operating income	701	175	1,244	637

Percent to sales	12.1%	5.0%	9.5%	6.0%

Interest expense - net (Note 6)	(145)	(55)	(253)	(234)

Income from continuing operations before income taxes	556	120	991	403

Federal, state and local income tax expense (Note 7)	(123)	(46)	(287)	(154)

Income from continuing operations	433	74	704	249

Income from discontinued operations, net of income tax effect	3	-	3	-

Net income	$ 436	$ 74	$ 707	$ 249

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

	13 Weeks Ended		39 Weeks Ended
	October 29,	October 30,	October 29,	October 30,
	2005	2004	2005	2004

Basic earnings per share:
Income from continuing operations	$1.81	$ .43	$3.65	$1.41
Income from discontinued operations	.01	-	.01	-
Net income	$1.82	$ .43	$3.66	$1.41

Diluted earnings per share (Note 8):
Income from continuing operations	$1.78	$ .42	$3.57	$1.38
Income from discontinued operations	.01	-	.01	-
Net income	$1.79	$ .42	$3.58	$1.38

Average common shares:
Basic	239.3	172.0	193.1	177.2
Diluted	243.5	174.4	197.3	180.2

Depreciation and amortization expense	$ 295	$ 178	$ 651	$ 533

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

Notes:

(1)     Because of the seasonal nature of the retail business, the results of operations for the 13 and 39 weeks ended October 29, 2005 and October 30, 2004 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year. The May Department Stores Company ("May") was acquired August 30, 2005. The results of operations of May have been included in Federated's results of operations from the date of acquisition. Certain reclassifications were made to prior period amounts to conform with the classifications of such amounts for the most recent period.

(2)     Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 13 and 39 weeks ended October 29, 2005 or October 30, 2004. For the 13 weeks ended October 30, 2004, cost of sales includes inventory valuation adjustments of $14 million related to the Macy's home store centralization. For the 39 weeks ended October 30, 2004, cost of sales includes inventory valuation adjustments of $31 million related to the Macy's home store centralization and the Burdines-Macy's consolidation.

(3)     For the 13 weeks ended October 30, 2004, selling, general and administrative ("SG&A") expenses include $22 million of costs incurred in connection with the Macy's home store centralization, the Burdines-Macy's consolidation and other store closings. For the 39 weeks ended October 30, 2004, SG&A expenses include $55 million of costs incurred in connection with the Macy's home store centralization, the Burdines-Macy's consolidation and other store closings.

(4)     Represents costs and expenses associated with the integration and consolidation of May's operations into Federated's operations. For the 13 and 39 weeks ended October 29, 2005, such costs primarily relate to impairment charges for certain Federated stores planned to be closed and amounted to $.16 and $.20 per diluted share, respectively.

(5)     Represents the gain recognized on the sale of proprietary and non-proprietary credit card accounts receivable. For the 13 and 39 weeks ended October 29, 2005, the after-tax net gain amounted to $1.58 and $1.95 per diluted share, respectively.

(6)     Interest expense for the 39 weeks ended October 30, 2004 includes $59 million of one-time costs, or 20 cents a diluted share, associated with the repurchase of $274 million of Federated's 8.5% senior notes due 2010.

(7)     Federal, state and local income tax expense for the 13 and 39 weeks ended October 29, 2005 was reduced by approximately $85 million to recognize capital loss carryforwards realized as a result of the sale of credit card accounts receivable.

(8)     For the 13 and 39 weeks ended October 30, 2004, store closing and consolidation costs and Macy's home store centralization costs (See notes 2 and 3) amounted to $.13 and $.30 per diluted share, respectively.

FEDERATED DEPARTMENT STORES, INC.

Consolidated Balance Sheets (Unaudited)

(millions)
	October 29,	January 29,	October 30,
	2005	2005	2004
ASSETS:
Current Assets:
Cash and cash equivalents	$ 240	$ 868	$ 212
Accounts receivable	2,370	3,418	3,147
Merchandise inventories	7,752	3,120	4,259
Supplies and prepaid expenses	218	104	117
Assets of discontinued operations	903	-	-
Total Current Assets	11,483	7,510	7,735

Property and Equipment - net	12,363	6,018	5,974
Goodwill	9,540	260	262
Other Intangible Assets - net	492	378	378
Other Assets	762	719	275

Total Assets	$34,640	$14,885	$14,624

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt	$ 2,739	$ 1,242	$ 845
Accounts payable and accrued liabilities	6,325	2,707	3,369
Income taxes	81	324	162
Deferred income tax assets	267	28	-
Liabilities of discontinued operations	235	-	-
Total current liabilities	9,647	4,301	4,376

Long-Term Debt	8,870	2,637	3,038
Deferred Income Taxes	1,669	1,199	1,057
Other Liabilities	1,468	581	605
Shareholders' Equity	12,986	6,167	5,548

Total Liabilities and Shareholders' Equity	$34,640	$14,885	$14,624

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)
	39 Weeks Ended October 29, 2005	39 Weeks Ended October 30, 2004
Cash flows from continuing operating activities:
Net income	$ 707	$ 249
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Income from discontinued operations	(3)	-
Gain on the sale of accounts receivable	(480)	-
Business integration and consolidation expenses	63	-
Depreciation and amortization	647	531
Amortization of financing costs	(7)	5
Amortization of intangible assets	3	-
Amortization of unearned restricted stock	1	2
Changes in assets and liabilities:
Decrease in proprietary and other accounts receivable not separately identified	137	196
Increase in merchandise inventories	(1,430)	(1,044)
Increase in supplies and prepaid expenses	(29)	(18)
Decrease in other assets not separately identified	24	-
Increase in accounts payable and accrued liabilities not separately identified	694	712
Decrease in current income taxes	(99)	(198)
Increase (decrease) in deferred income taxes	(21)	61
Increase (decrease) in other liabilities not separately identified	(88)	27
Net cash provided by continuing operating activities	119	523

Cash flows from continuing investing activities:
Purchase of property and equipment	(321)	(316)
Capitalized software	(59)	(59)
Increase in non-proprietary accounts receivable	(131)	(142)
Acquisition of The May Department Stores Company, net of cash acquired	(5,339)	-
Proceeds from sale of accounts receivable	3,583	-
Collection of notes receivable	-	30
Disposition of property and equipment	18	21
Net cash used by continuing investing activities	(2,249)	(466)

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

	39 Weeks Ended October 29, 2005	39 Weeks Ended October 30, 2004
Cash flows from continuing financing activities:
Debt issued	4,580	189
Financing costs	(2)	-
Debt repaid	(3,338)	(364)
Dividends paid	(89)	(70)
Increase in outstanding checks	90	26
Acquisition of treasury stock	(7)	(689)
Issuance of common stock	250	138
Net cash provided (used) by continuing financing activities	1,484	(770)

Net cash used by continuing operations	(646)	(713)
Net cash provided by discontinued operations	18	-

Net decrease in cash and cash equivalents	(628)	(713)
Cash and cash equivalents at beginning of period	868	925

Cash and cash equivalents at end of period	$ 240	$ 212

Note - Certain reclassifications were made to prior year's amounts to reflect increases in non-proprietary accounts receivable as cash used by investing activities instead of operating activities to conform with the classifications of such amounts for the most recent year.